Mirion Technologies, Inc.
Conflict Mineral Report
For the Reporting Period January 1, 2023 to December 31, 2023

1.Company Overview.

Mirion Technologies, Inc. (“Mirion” or the “Company”) is filing this Conflict Minerals Report (this “CMR”) for the reporting period January 1, 2023 to December 31, 2023 (the “Reporting Period”) as an exhibit to its Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Mirion manufactures or contracts to manufacture “products” that may contain conflict minerals that could have originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”). Conflict minerals are those minerals regulated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. They include (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives; or (ii) any other mineral derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country. Conflict minerals obtained from recycled or scrap sources are considered conflict free. Accordingly, the Company is filing this CMR as an exhibit to Form SD to describe the due diligence measures taken to determine the source and chain of custody of the conflict minerals used in its products during the Reporting Period.

2.Reasonable Country of Origin Inquiry
In accordance with the Rule and Form SD, Mirion conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in its products and components during the Reporting Period to determine whether any of such conflict minerals originated in the Covered Countries and/or whether any of such conflict minerals may be from recycled or scrap sources.
To determine whether tin, tantalum, tungsten or gold (collectively, “3TG”) necessary to the functionality or production of supplier products originated in Covered Countries, Mirion retained Source Intelligence (“SI”), a third-party service provider, to assist in reviewing the supply chain and identifying risks. The Company provided a list composed of suppliers, products and components associated with the in-scope products to SI for upload to the SI platform.

To collect data on the materials’ sources of origin procured by the supply chain, Mirion utilized the Conflict Minerals Reporting Template (“CMRT”) version 6.22 or higher to conduct a survey of all in-scope suppliers.

During the supplier survey, SI contacted suppliers via the SI platform, enabling users to complete and track supplier communications, and allowing suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. SI also provides functionality that meets the Organization for Economic Cooperation and Development’s (“OECD”) guidance (the

“Guidance”) process expectations by evaluating the quality of each supplier response. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and due diligence investigations performed, are managed through this platform.

Via SI, the Company requested that all suppliers complete a CMRT. SI monitored and tracked all communications for future reporting and transparency. Mirion directly contacted suppliers that were unresponsive to SI’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to SI.

The Company’s program, through SI, includes automated data validation on all submitted CMRTs. Supplier responses are evaluated for plausibility, consistency and gaps. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT.

3.Due Diligence Process
Mirion’s due diligence measures have been designed to conform to the framework provided in the Guidance.
3.1.Establish Strong Company Management Systems
Conflicts Minerals Policy
Mirion adopted a corporate policy regarding conflicts minerals which is available on Mirion’s website at www.mirion.com/responsibility/doing-business-with-mirion. Information contained on or accessible through Mirion’s website is for general information purposes only and is not part of this CMR.

    Management Team

Mirion identified individuals to oversee and drive conflict minerals compliance. Together with SI, Mirion’s Legal and Compliance Department worked with the Company’s sites to complete tasks associated with the supplier due diligence process. The site leads further facilitated the diligence process to collect information regarding the presence and sourcing of conflict minerals in the products supplied to Mirion.

    Supply Chain Controls

To provide better transparency within Mirion’s supply chain and to facilitate communication of expectations, Mirion engaged SI to complement internal management processes. The SI team and online system and processes were used to identify suppliers in Mirion’s supply chain and to collect, store, and review information on conflict minerals sourcing practices, track information on smelters or refiners (“SORs”), and flag risks based on SOR sourcing practices. The system is designed to allow collection and housing of data on supply chain circumstances, which can be updated to reflect changes within the supply chain, such as new customer-supplier relationships and new products.

Mirion mandates compliance in its supply chain with Mirion’s Conflict Minerals Policy through its terms.

Mirion maintains an ethics hotline accessible at mirion.ethicspoint.com through which any person, including Mirion employees and suppliers, may submit reports or concerns regarding compliance, including with respect to conflict minerals. Information contained on or accessible through this website is for general information purposes only and is not part of this CMR.

    Engagement with Suppliers

Mirion has increased its supply chain transparency by identifying risks within its supply chain. Mirion is committed to conducting business in a socially responsible manner and partnering with suppliers who are similarly committed. Mirion’s supplier compliance process requires that suppliers comply with various contract provisions, legal requirements and industrial standards under local, national and international laws and regulations of the countries in which the suppliers conduct business. Through this process, Mirion remains engaged with its supply base from a compliance perspective.

During this Reporting Period, Mirion utilized the CMRT to collect conflict minerals declarations from our suppliers. These declarations were uploaded into the SI web-based reporting platform. The use of these tools has allowed us to assist our suppliers in understanding our expectations and increase the rate of responses. SI followed up with suppliers to ensure proper completion of the CMRT, and all communication with suppliers has been documented to reflect the degree of success of these efforts.

To complete the RCOI, Mirion’s in-scope suppliers were requested to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to Mirion. The program utilized CMRT version 6.22 or higher to conduct a survey of all in-scope suppliers. Suppliers were offered two options to submit the required information, either by uploading a completed CMRT to the SI platform or through direct submission to SI.

Through the due diligence period, suppliers were contacted via the SI platform, enabling its users to complete and track supplier communications as well as allowing suppliers to upload completed CMRT forms directly to the platform for risk assessment and management. Non-responsive suppliers were contacted by SI repeatedly requesting survey completion. If during these efforts a given supplier still did not register with SI or provide the requested information, an escalation process was initiated. The escalation process consisted of direct outreach by Mirion to request the supplier’s participation in the program and SI following up with an email in a timely manner.

Automated data validation on all submitted CMRTs is included in the program. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. Suppliers were contacted in regards to invalid forms and were encouraged to resubmit a valid form.

Information Cut-Off

The deadline for suppliers to submit RCOI information for the Reporting Period was April 11, 2024.

Grievance Mechanism

The Company has established reporting mechanisms whereby employees and suppliers can report violations of the Company’s policies, including our Conflict Minerals Policy, through the ethics hotline at mirion.ethicspoint.com. Information contained on or accessible through this website is for general information purposes only and is not part of this CMR.

3.2.Identify and Assess Risks in our Supply Chain
To identify and assess risk in our supply chain, Mirion, through the assistance of SI, contacted suppliers, collected responses and reviewed the responses for completeness, inconsistencies, errors and applicability. In performing the survey, Mirion used the CMRT, which was developed to facilitate disclosure and communication of information regarding SORs that provide material to a company’s supply chain.

After determining the list of SORs (as reported by our suppliers) that may be involved in processing the minerals used in the products and components supplied to Mirion, those SORs were cross checked against lists published by various third party audit programs, such as the Responsible Minerals Assurance Process (“RMAP”), the London Bullion Market Association Good Delivery Program and the Responsible Jewellery Council Chain-of-Custody Certification. Based on these cross checks, the Company determined the relative level of risk with respect to conflict minerals within our supply chain.

3.3.Design and Implement a Strategy to Respond to Risks
As part of Mirion’s strategy to mitigate risk and to ensure suppliers understand our expectations, we have provided documented instructions through SI. Responses to the reporting CMRT were reviewed with specific suppliers where clarification was needed. As described in Mirion’s Conflict Minerals Policy, the Company intends to engage any of our suppliers who it has reason to believe are supplying us with 3TG from sources that may support conflict in Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the Guidance. Suppliers that may expose the Company to unacceptable risks, either due to unacceptable responses to our inquiries or a refusal to respond, may be evaluated by the Company.

3.4.Third Party Audits of Supply Chain Due Diligence at Identified Points in the Supply Chain

Mirion does not have a direct relationship with conflict minerals smelters or refiners and as a result, Mirion does not perform direct audits of these entities in its supply chain. Mirion relies on the efforts of the industry associations that administer independent third-party smelter and refinery audit programs.

SI conducts outreach to all smelters and refineries that are not enrolled in the RMAP on behalf of Mirion. The purpose of this outreach is to encourage participation in the RMAP and to inquire about the facility’s sourcing practices and infrastructure.

3.5.Report on Supply Chain Due Diligence
Mirion’s Form SD and CMR are publicly available at ir.mirion.com and meet the OECD recommendation to report annually on supply chain due diligence. Information contained on or accessible through Mirion’s website is for general information purposes only and is not part of this CMR.

4.Due Diligence Results
For the Reporting Period, Mirion received responses from 520, or 68%, of its 765 surveyed suppliers. Of the 520 suppliers that provided a response, approximately 218 reported that their products contained 3TG necessary to the functionality or production of their products. As a result of the due diligence measures described in this CMR and because a majority of the responses received were provided at a company level and not the product level pertaining to Mirion products, the Company is unable to associate specific SORs with specific components supplied to, and therefore specific products manufactured by, Mirion.

The information that the Company received from a majority of its direct suppliers was provided at their company-wide level. Thus, the SORs identified by our direct suppliers may contain SORs that processed conflict minerals that our direct suppliers supplied to their other customers, but not to Mirion. As a result, the Company is unable to conclusively determine whether the SORs were used to process the conflict minerals necessary to the functionality or production of our products during the Reporting Period. Because of this uncertainty, the Company is also unable to conclusively determine whether each of the countries of origin identified was the country of origin of conflict minerals in our products during the Reporting Period, and therefore the Company is also unable to determine the source and chain of custody of those conflict minerals. As a result the Company has elected not to present smelter and refiner names or the countries of origin of the conflict minerals in this CMR.

5.Steps Taken to Mitigate Risk
Mirion intends to work to continuously improve its supply chain due diligence efforts to further mitigate the risk of conflict minerals entering our supply chain through the following measures:

•Continue supply chain due diligence efforts and engagement with suppliers to identify sources of conflict minerals;

•Continue to communicate expectations with regard to supplier compliance, transparency and sourcing;

•Continue to engage with suppliers that provided incomplete or uncertain smelter information or did not respond to our survey request;

•Continue to compare RCOI results of information collected via independent conflict free smelter validation programs; and

•Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program.

6.Forward-Looking Statements Disclaimer
This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our compliance efforts. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to various risks, uncertainties, and assumptions, including, among other matters, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program and our ability to identify and mitigate related risks in our supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed in or implied by the forward-looking statements. For a more complete discussion of these and other risk factors, see our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other filings we may make with the SEC. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this report, and the Company undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue. The Company cautions readers not to place undue reliance on the statements, which speak only as of the date of this report. The Company does not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Mirion’s websites) are not incorporated by reference in, or considered to be a part of, this report, unless expressly incorporated by reference herein.